                                                                                                       Exhibit 99.1

Contact: Paul Colasono, CFO                                                                  Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT MANAGEMENT REPORTS FULL YEAR AND FOURTH QUARTER 2006 RESULTS

NEW YORK, April 2, 2007 -- Franklin Credit Management Corporation (NASDAQ Global Market: FCMC - News), a specialty consumer finance company primarily engaged in the acquisition, origination, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, today announced its operating results for the quarter and full year ended December 31, 2006.

For the year ended December 31, 2006, total revenues increased 35% to $163.8 million, compared with $121.4 million in the year ended December 31, 2005. Total expenses increased 56%, including a 65% rise in interest expense that was driven partially by higher short-term interest rates, which increased approximately 108 basis points from December 2005 through August 2006. The Company reported a net loss of $1.8 million, or $0.23 per diluted share, in 2006, compared with net income of $7.9 million, or $1.09 per diluted share, in 2005.

For the three months ended December 31, 2006, total revenues decreased 1% to $42.2 million, when compared with $42.5 million in the third quarter of 2006, while total expenses increased 3.5%. The revenue decrease was partially the result of a decline in gain on loan sales in the fourth quarter of 2006 to $185,000 from $1.4 million in the quarter ended September 30, 2006. The Company recorded a net loss of $1.6 million in the fourth quarter of 2006, compared with a net loss of $564,000 in the third quarter of 2006 and net income of $1.5 million in the fourth quarter of 2005. The net loss per diluted share increased to $0.20 for the three months ended December 31, 2006, versus a net loss $0.07 per diluted share in the quarter ended September 30, 2006 and net income of $0.18 per diluted share in the three months ended December 31, 2005.

During 2006, Franklin acquired and/or originated a record $1.01 billion in loans, compared with the previous record of $933 million in 2005. During the quarter ended December 31, 2006, a total of $258 million in loans were acquired and/or originated, compared with $307 million in the quarter ended September 30, 2006. Stockholders' equity totaled $47.6 million, or $5.93 per share, at December 31, 2006, compared with $6.31 per share at year-end 2005. The Company’s stockholders’ equity-to-assets ratio was 2.85% at year-end 2006, compared with 3.57% at December 31, 2005.

Operating results during 2006 were also impacted by a $9.6 million, or 33%, increase in collection, general and administrative expenses when compared with the full year 2005. This increase reflected, for the most part, growth in the Company’s business over the past two years, specifically a 25% increase in total assets for the year 2006 and a cumulative 89% increase during the years 2005-2006. As a percentage of average assets, collection, general and administrative expenses declined to 2.55% during the twelve months ended December 31, 2006, compared with 2.59% in 2005. While interest income increased 43% in 2006, the rise in interest expense exceeded the growth in interest income, due in part to higher short-term interest rates. As a result, net interest income declined by $1.9 million in 2006 and did not cover the increase in collection, general and administrative expenses and the provision for possible loan losses.

While interest income rose 4.0% from the third quarter of 2006 to the fourth quarter of 2006, the increase was offset by a 5.7% increase in interest expense, which resulted in net interest income compression of $264,000 during the three months ended December 31, 2006, when compared with the quarter ended September 30, 2006. Interest income in the fourth quarter of 2006 was negatively affected by an increase in Liberty Loans that were placed on non-accrual status during the quarter. “The Federal Home Loan Bank of Cincinnati’s 30-day advance rate, upon which the Company’s borrowing rates are based, increased just two basis points during the fourth quarter of 2006,” commented Paul Colasono, the Company’s Chief Financial Officer. “As a result, we experienced the smallest absolute amount of quarterly net interest spread compression of any quarter during 2006. This reduced spread compression also reflected, in part, certain rate and other pricing modifications negotiated on our borrowing facilities. While the Federal Reserve has not raised short-term interest rates since July, Franklin Credit’s fourth quarter net loss was partially the result of seventeen consecutive Federal Reserve interest rate hikes from mid-2004 through July 2006 and a concomitant increase of approximately 400 basis points in the 30-day LIBOR rate.”

Fourth quarter 2006 operating results, when compared with the third quarter of 2006, were impacted by several additional factors, including an increase of $1.3 million in the provision for possible loan losses, a $1.2 million reduction in gains on sales of loans, and a $395,000 decline in customer prepayment penalties and other revenues. These were partially offset by a reduction in collection, general and administrative expenses of $936,000 and an increase of $536,000 in gains from sales of real estate acquired as a result of foreclosure and property sales from a pool of real estate purchased in 2006.

The increased provision for possible loan losses was the result of higher-than-expected default rates on certain loan pools acquired in 2004, along with reductions in estimated values on properties recently acquired through foreclosure. The quarter ended December 31, 2006 included net gains from sales of originated loans totaling $185,000, compared with net gains of $1.4 million in the third quarter of 2006. During the fourth quarter of 2006, the Company identified approximately $43 million of loans sold in the third and fourth quarters that it anticipated would have to be repurchased, and the corresponding gain of approximately $657,000 was charged against the gain on sale. “We originate loans principally for our portfolio and, unlike most subprime originators, we recently have sold only a small portion of the loans we have originated,” stated Gordon Jardin, Chief Executive Officer of Franklin Credit Management Corporation. “The $43 million identified at December 31, 2006 represents what we believe to be the total repurchase exposure for the Company.”

“Our recent financial results are simply not acceptable, even though the reductions in our earnings were in a significant way due to the challenges of rising short-term interest rates and a flattening of the yield curve that continued to compress net interest income throughout the year,” commented Thomas Axon, Chairman and President of Franklin Credit Management Corporation. “We have vigorously pursued improved financing terms with our banks and achieved significant reductions in our borrowing costs that will benefit our Company going forward.”

The Company reported the following rate and other borrowing cost reductions that were achieved during the past year:

➢	The origination fee for new mortgage loan acquisitions was reduced 25 basis points (bps) in June 2006;

➢	Success fees, which could reach 50 bps, were eliminated for new funds borrowed after June 2006;

➢	A rate reduction of 25 bps became effective in October 2006 on approximately $497 million of term debt incurred before July 1, 2005;

➢	A rate reduction of 50 bps became effective in November 2006 for new borrowed funds for acquisitions of first-lien mortgage loans;

➢	A rate reduction of 15 bps became effective in November 2006 for new borrowed funds for acquisitions of second-lien mortgage loans;

➢	A rate reduction of 15 bps became effective in November 2006 for new borrowed funds for originations of first-lien mortgage loans;

➢	All existing and potential success fee obligations were eliminated effective in December 2006; and,

➢	A rate reduction of 25 bps became effective on January 1, 2007 on approximately $449 million of term debt incurred before July 1, 2005.

“We have begun to see some benefit from these improved borrowing terms on the Company’s cost of borrowings, as evidenced by a reduction in the weighted average interest rate on our borrowed funds to 7.99% at December 31, 2006, from 8.10% at September 30, 2006,” noted Mr. Colasano.

“Franklin Credit is positioned to take long-term strategic advantage of a residential real estate market that continues to deteriorate and a subprime market that is currently in disarray,” commented Mr. Axon. “I again assure you that I am on a mission to continue to reduce our overall funding costs and, as importantly, to attain additional and broader diversification of funding sources so that we can capitalize on the opportunities in this market.”

Mr. Jardin added, “the recent problems in the subprime market and with many subprime origination companies present opportunities for Franklin, as our business model is designed to manage nonperforming mortgage assets more efficiently than traditional real estate lenders and loan servicing companies. We have the operational capability to acquire additional mortgage assets in coming quarters as long as we can obtain the necessary fundings in a timely manner.”

In February 2007, the Company’s Tribeca Lending origination subsidiary acquired a wholesale lending unit, based in Bridgewater, New Jersey, from The New York Mortgage Company. Tribeca hired 59 sales and processing personnel located in Bridgewater, paid approximately $485,000 for the associated fixed assets, assumed the lease obligation for the Bridgewater office facility, and received an existing $27 million Alt A loan pipeline. Tribeca will pay New York Mortgage 50 basis points for each loan in the acquired pipeline that it closes. Tribeca did not purchase any closed loans or other assets, nor assume any liabilities other than the office lease, in the transaction. “The addition of this very experienced wholesale lending team, including Richard Payne, the new President of our Tribeca Lending origination subsidiary, will allow us to quickly and efficiently target a broader range of brokers and borrowers, and thereby continue to grow our Liberty Loan production,” concluded Mr. Jardin.

Shareholders and other interested parties may participate in Franklin's earnings conference call tomorrow, April 3, 2007 at 2:00 pm EDT by dialing 800-418-6860 (international participants dial 973-935-8756), and referencing the conference ID 8644763 a few minutes before 2:00 pm EDT. The call will also be broadcast live on the Internet at http://www.videonewswire.com/event.asp?id=38829.  A replay of the call will be available through April 10, 2007 by dialing 877-519-4471 (international callers dial 973-341-3080), and the replay Access Code is 8644763. The call will also be archived on the Internet through May 4, 2007, at http://www.videonewswire.com/event.asp?id=38829 and on the Company's website at www.franklincredit.com.

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in two related lines of business -- the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans; and the origination of non-prime mortgage loans for the Company's portfolio and for sale into the secondary market. Franklin focuses on acquiring and originating loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company typically purchases loan portfolios at a discount to the unpaid principal balance and originates loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originates non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and generally holds for investment the loans acquired and a significant portion of the loans originated. The Company's executive offices are headquartered in New York City and its new administrative and operations office is located in Jersey City, New Jersey. Additional information on the Company is available on the Internet at www.franklincredit.com. Franklin's common stock is listed on the NASDAQ Global Market under the symbol "FCMC".

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, and changes in the level of growth in the finance and housing markets; (ii) the status of the Company’s relations with the Company’s principal lender and such lender's willingness to extend credit to the Company; (iii) the availability for purchases of additional loans; (iv) the availability of sub-prime borrowers for the origination of additional loans; (v) changes in the statutes or regulations applicable to the Company’s business or in the interpretation and enforcement thereof by the relevant authorities; (vi) the status of the Company’s regulatory compliance; and (vii) other risks detailed from time to time in the Company’s SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the captions "Risk Factors", “Interest Rate Risk” and “Real Estate Risk” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as other wise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2006 AND DECEMBER 31, 2005

	2006	2005
ASSETS
Cash and cash equivalents	$3,983,104	$3,886,506
Restricted cash	32,689,154	21,560,752
Short-term investments	20,311,193	16,954,019
Notes Receivable:
Principal	1,174,039,567	934,657,413
Purchase discount	(12,423,746)	(17,809,940)
Allowance for loan losses	(52,424,375)	(67,276,155)
Net notes receivable	1,109,191,446	849,571,318

Originated loans held for sale	4,114,284	12,844,882
Originated loans held for investment, net	422,682,795	372,315,935
Accrued interest receivable	22,010,027	13,341,964
Other real estate owned	22,977,725	19,936,274
Deferred financing costs, net	10,622,961	10,008,473
Other receivables	6,614,386	7,309,505
Building, furniture and equipment, net	3,715,908	4,029,481
Prepaid taxes	8,594,119	516,821
Other assets	850,897	516,762
Total assets	$1,668,357,999	$1,332,792,692

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Notes payable, net of debt discount of $515,799 in 2006 and $3,002,767 in 2005	$1,520,217,264	$1,203,880,994
Financing agreements	55,962,315	57,284,085
Accounts payable and accrued expenses	22,875,527	17,524,057
Repurchase obligation	18,094,061	-
Success fee liability	-	5,721,918
Deferred tax liability	3,655,483	787,470
Total liabilities	1,620,804,650	1,285,198,524

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 3,000,000; issued - none	-	-
Common stock and additional paid-in capital, $.01 par value, 22,000,000 authorized shares; issued and outstanding: 8,025,295 in 2006 and 7,539,295 in 2005	22,715,180	21,292,252
Retained earnings	24,838,169	26,599,207
Unearned compensation	-	(297,291)
Total stockholders’ equity	47,553,349	47,594,168

Total liabilities and stockholders’ equity	$1,668,357,999	$1,332,792,692

FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,		Quarter Ended (Unaudited)
	2006	2005	December 31, 2006	September 30, 2006	December 31, 2005
Revenues:
Interest income	$141,857,267	$99,046,543	$37,286,388	$35,855,704	$27,627,833
Purchase discount earned	8,924,838	11,214,721	2,061,454	2,660,711	2,948,606
Gain on sale of notes receivable	163,911	1,310,887	-	94,862	-
Gain on sale of originated loans held for sale	1,871,633	1,276,566	185,113	1,349,724	140,427
Gain on sale of other real estate owned	1,918,822	1,758,351	606,483	70,056	566,660
Prepayment penalties and other income	9,016,614	6,792,146	2,040,694	2,435,600	1,994,340
Total revenues	163,753,085	121,399,214	42,180,132	42,466,657	33,277,866

Operating Expenses:
Interest expense	113,073,332	68,329,965	31,189,160	29,494,108	20,552,831
Collection, general and administrative	38,286,150	28,700,133	9,484,646	10,420,831	7,237,316
Provision for loan losses	9,750,393	4,745,126	3,009,952	1,709,165	1,414,039
Amortization of deferred financing costs	4,568,744	4,105,218	979,524	1,550,790	1,166,408
Depreciation	1,164,005	1,077,296	314,071	286,616	297,299
Total expenses	166,842,624	106,957,738	44,977,353	43,461,510	30,667,893

(Loss)/income	(3,089,539)	14,441,476	(2,797,221)	(994,853)	2,609,973
Tax (benefit)/provision	(1,328,501)	6,572,701	(1,202,802)	(430,898)	1,141,583
Net (loss)/income	$(1,761,038)	$7,868,775	$(1,594,419)	$(563,955)	$1,468,390

Net income per common share:
Basic	$(0.23)	$1.19	$(0.20)	$(0.07)	$0.20
Diluted	$(0.23)	$1.09	$(0.20)	$(0.07)	$0.18